Exhibit 10.58

WAIVER AND THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Waiver and Third Amendment to that certain Loan and Security Agreement  ("Amendment") is made and effective as of the 1st day of July, 2009 (“Effective Date”) by and between AEROGROW INTERNATIONAL, INC. (“Borrower”), Jack J. Walker (the “Guarantor”),  Jervis B. Perkins and H. MacGregor Clarke (collectively, the “Validity Guarantor”)(Borrower, Guarantor and Validity Guarantor are collectively referred to herein as “Obligors”), and FCC, LLC  d/b/a First Capital ("Lender").

WHEREAS, Lender and Borrower are parties to a certain Loan and Security Agreement, dated June 23, 2008, and all amendments thereto (the "Agreement") pursuant to which Lender makes loans and other extensions of credit to Borrower, which loans and extensions of credit are secured by security interests upon the Collateral and guaranteed unconditionally by the Guarantor and Validity Guarantor; and

WHEREAS, a Default is in existence under the Agreement as a result of Borrower’s breach of the financial covenants contained in Items 21(a), 21(b) and 21(c) of the Schedule to the Agreement, in addition to those Defaults described in Section 2 of the Forbearance Agreement dated January 31, 2009 among Borrower, Guarantor and Lender (all of the foregoing Defaults are hereinafter collectively referred to as the “Existing Defaults”), and Borrower has requested Lender  waive the Existing Defaults; and

WHEREAS, the parties desire to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions.  Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such term in the Agreement.

2.           Amendment Subject to the conditions set forth below, effective as of the Effective Date, the Agreement is amended as follows:

(a)           Section 1 of the Agreement is amended by deleting the definition of “Maximum Loan Amount” in its entirety and inserting the following in lieu thereof:

                      “Maximum Loan Amount” means $8,000,000.”

(b)   Section 3(a)(i) of the Agreement is amended by  deleting the definition of  “Base Rate” in its entirety and inserting the following in lieu thereof:

“Base Rate” means, at any time, the greater of (a) the Prime Rate (as defined below), or (b) LIBOR (as defined below) plus 3.25%.”

(c)   Item 1 of the Schedule of the Agreement is amended by deleting the item in its entirety and inserting the following in lieu thereof:

1.           Borrowing Base

“Borrowing Base” means, at any time, an amount equal to:

(a)           the lesser of:

(i)           The Maximum Loan Amount, and

(ii)           the sum of:

(A)           85% of the dollar amount of Eligible Accounts; plus

Waiver and Amendment - Aerogrow International

(B)           the lesser of:

(1)           $5,000,000,

(2)	As outlined below, the percentage (%) of the dollar value (determined at the lower of cost or market value) of Eligible Inventory;

Period (July 2009 through March 2010)%
July 2009 through September 2009	80%
October 2009 through November 2009	70%
December 2009	65%
January 2010	60%
February 2010 through March 2010	50%

Period (April 2010 and thereafter)%
December through June of each year	40%
July through November of each year	50%

provided, however, that the aggregate principal amount available to be borrowed against Eligible Inventory under this clause (B) shall not exceed the percentage (%), as outlined below, of the Obligations outstanding at any time;

Period	%
July 2009 through October 2009	100%
November 2009	70%
December 2009 through March 2010	60%

Thereafter	%
December through June	50%
July through November	70%

minus

            (b)           the sum of:

(i)	such reserves as Lender may establish from time to time in its discretion, plus

(ii)
the amount available to be drawn under, plus the amount of any unreimbursed draws with respect to, any letters of credit or acceptances which have been issued, created or guaranteed by Lender or any Affiliate of Lender for Borrower’s account.

(d)             Item 8 of the Schedule of the Agreement is amended by deleting the item in its entirety and inserting the following in lieu thereof:

“8.             Interest Margin:                                           4.0%.”

                            (e)              Item 10(a) of the Schedule of the Agreement is amended by deleting the item in its entirety and inserting the following in lieu thereof:

“a.
In consideration of the maintenance of Lender’s commitment hereunder, Borrower will pay Lender a fee at the rate of one-half of one percent (0.50%) per annum on the daily average unused portion of Lender’s commitment to make loans or advances hereunder, payable monthly in arrears on the first day of each calendar month, beginning on August 1, 2009 and on the first day of each month thereafter.”

                            (f)              Item 10(b) of the Schedule of the Agreement is amended by deleting the item in its entirety and inserting the following in lieu thereof:

Waiver and Amendment - Aerogrow International

“b.	Borrower agrees to pay to Lender a facility fee of one percent (1.0%) of the total Maximum Loan Amount upon each anniversary date of the Loan Agreement.”

            (g)              Item 10 of the Schedule of the Agreement is amended by adding the following subsection:

“e.              Borrower agrees to pay to Lender a success fee of $30,000, due and payable on April 30, 2010.”

(h)              Items 21(a), 21(b) and 21(c) of the Schedule of the Agreement are amended by deleting the items in their entirety and inserting the following in lieu thereof:

“(a)
Beginning with the month ending September 30, 2009 and for each month thereafter, Borrower shall maintain, as of the last day of each month a ratio of Borrower’s (i) net income (excluding extraordinary gains) before provision for interest expense, taxes, depreciation and amortization, to (ii) interest expense, plus payments or principal actually made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid payments on Subordinated Debt and principal payments on revolving loans under this Agreement), plus payments with respect to capitalized leases, plus taxes, plus dividends and distributions, plus unfinanced capital expenditures, of at least 1.0 to 1.  Such ratio shall be measured as of the last day of each calendar month (A) with respect to each calendar month-end beginning with the September 30, 2009 month-end through and including the August 31, 2010 month-end, for the period from September 1, 2009 through the calendar month most recently ended, and (B) with respect to any calendar month ending on or after September 30, 2010, for the twelve-month period most recently ended.

(b)
As of July 31, 2009, Borrower shall have a Tangible Net Worth, plus outstanding principal balance of Subordinated Debt, of at least $250,000.  As of October 31, 2009, Borrower shall have a Tangible Net Worth, plus outstanding principal balance of Subordinated Debt, of at least $0.  As of November 30, 2009, Borrower shall have a Tangible Net Worth, plus outstanding principal balance of Subordinated Debt, of at least $500,000.  From December 31, 2009 through March 31, 2010, Borrower shall maintain at all times a Tangible Net Worth, plus outstanding principal balance of Subordinated Debt, of at least $2,250,000.  Beginning on April 1, 2010 and at all times thereafter, Borrower shall maintain a Tangible Net Worth, plus outstanding principal balance of Subordinated Debt, of at least $3,000,000.  As used herein, “Tangible Net Worth” means, as of any date, the total assets of Borrower plus Subordinated Debt minus the total liabilities (excluding Subordinated Debt) of Borrower calculated in conformity with GAAP, less all amounts due from Borrower’s Affiliates and the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, intellectual property, unamortized excess cost of investments in subsidiaries over equity at dates of acquisition, and all similar items which should properly be treated as intangibles in accordance with GAAP.

(c)	Beginning April 1, 2010, and thereafter, Borrower shall maintain an Indebtedness to Tangible Net Worth ratio of less than or equal to 3.0:1.”

3.           Waiver.  Subject to Borrower’s compliance with the terms of this Amendment (including but not limited to Section 4 below), Lender hereby waives the Existing Defaults.  This is a limited waiver and shall not be deemed to constitute a waiver of any other Defaults or any future breach of the Agreement.

                4.           Conditions.  The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Lender):

(a)           Borrower shall have executed and delivered such other documents and instruments as Lender may require;

(b)          All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender and its legal counsel;

(c)           No Default, other than the Existing Defaults, shall have occurred and be continuing;

(d)   On or before the Effective Date of this Amendment, Borrower shall have successfully completed the raising of $3.2 million in additional cash equity and shall have successfully converted $2.3 million in debt, accounts payable, and other unsecured obligations into preferred stock, and $1.3 million in trade payables into notes payable;

(e)           Borrower shall have paid Lender a documentation fee of $2,500.00; and

(f)           There shall have occurred no material adverse change in the business, operations, financial condition, profits or prospects of Borrower, or in the Collateral.

5.           Representations and Warranties of Borrower.  Borrower represents and warrants that (a) no Default exists under the Agreement, other than the Existing Defaults; (b) the representations and warranties of Borrower contained in the Agreement were true and correct in all material respects when made and continue to be true and correct in all material respects on the date hereof with the exception of Section 4(a)(vi) of the Loan Agreement, which is hereby qualified by Borrower’s disclosure of the existence of an adversarial proceeding in bankruptcy court with Linens ‘N Things regarding a claim of preferential payment; (c) the execution, delivery and performance by Borrower of this Amendment and the consummation of the transactions contemplated hereby are within the corporate power of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, do not require any approval or consent, or filing with, any governmental agency or authority, do not violate any provisions of any law, rule or regulation or any provision of any order, writ, judgment, injunction, decree, determination or award presently in effect in which Borrower is named or any provision of the charter documents of Borrower and do not result in a breach of or constitute a default under any agreement or instrument to which Borrower is a party or by which it or any of its properties are bound; (d) this Amendment constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; (e) all payroll taxes required to be withheld from the wages of Borrower's employees have been paid or deposited when due; (f) it is entering into this Amendment freely and voluntarily with the advice of legal counsel of its own choosing; and (g) it has freely and voluntarily agreed to the releases, waivers and undertakings set forth in this Amendment.

Waiver and Amendment - Aerogrow International

6.            Reaffirmation of Obligations.  Borrower hereby ratifies and reaffirms the Agreement and all of its obligations and liabilities thereunder.  The Guarantor hereby ratifies and reaffirms the validity, legality and enforceability of the Guaranty and agrees that such Guaranty is and shall remain in full force and in effect until the earlier to occur of all the Obligations being paid in full, or the Guaranty being terminated or released in accordance with its terms. Borrower and the Guarantor acknowledge and agree that all terms and provisions, covenants and conditions of the Agreement shall be and remain in full force and effect and constitute the legal, valid, binding and enforceable obligations of Borrower and Guarantor that are parties thereto in accordance with their respective terms as of the date hereof. Although Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, Guarantor understands that Lender has no obligation to inform Guarantor of such matters in the future or to seek Guarantor’s acknowledgment or agreement to future amendments or waivers, and nothing herein shall create such a duty.  Borrower shall pay to Lender all costs and expenses, including legal fees, incurred by Lender in connection with preparation, negotiation and closing of this Amendment.

7.             Ratification.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Agreement, and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Agreement.  Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect.

8.             No Novation, etc.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Agreement, as amended hereby, and the Agreement shall remain in full force and effect.  Notwithstanding any prior mutual temporary disregard of any of the terms of any of the Agreement, the parties agree that the terms of each of the Agreement shall be strictly adhered to on and after the date hereof, except as expressly modified by this Amendment.

9.             Release of Claims.  To induce Lender to enter into this Amendment, each Obligor hereby releases, acquits and forever discharges Lender, and Lender's officers, directors, agents, employees, successors and assigns, from all liabilities, claims, demands, actions or causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any one or more of them now have or ever have had against Lender up to and including the date of this Amendment, whether arising under or in connection with the Agreement or otherwise.

10.           Waiver of Limitations Period.  Each Obligor hereby waives the benefit of any statute of limitations that might otherwise bar the recovery of any of the Obligations from any one or more of them.

11.           Non-Waiver of Default.  Neither this Amendment, Lender’s forbearance hereunder nor Lender's continued making of loans or other extensions of credit at any time extended to Borrower in accordance with the Agreement shall be deemed a waiver of or consent to any Default, other than the Existing Defaults.  Obligors agree that any such Default shall not be deemed to have been waived, released or cured by virtue of advances, loans or other extensions of credit at any time extended to Borrower, Lender's agreement to forbear pursuant to the terms of this Amendment, or the execution of this Amendment.

12.           Relationship of Parties; No Third Party Beneficiaries.  Nothing in this Amendment shall be construed to alter the existing debtor-creditor relationship between Borrower and Lender, nor is this Amendment intended to change or affect in any way the relationship between Lender and Guarantors to one other than a debtor-creditor relationship.  This Amendment is not intended, nor shall it be construed, to create a partnership or joint venture relationship between or among any of the parties hereto.  No Person other than a party hereto is intended to be a beneficiary hereof and no Person other than a party hereto shall be authorized to rely upon or enforce the contents of this Amendment.

 13.          Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

                14.           References.  Any reference to the Agreement contained in any document, instrument or agreement executed in connection with the Agreement, shall be deemed to be a reference to the Agreement as modified by this Amendment.

                15.           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

16.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, heirs and personal representatives.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

FCC, LLC dba First Capital	AEROGROW INTERNATIONAL, INC.

By: /s/Lee E. Elmore	By: /s/Jervis B. Perkins
Lee E. Elmore, Senior Vice President	Jervis B. Perkins, Chief Executive Officer

Waiver and Amendment - Aerogrow International

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned Guarantor acknowledges the foregoing Waiver and Third Amendment to Loan and Security Agreement and agrees that its Guaranty in favor of Lender dated _____________, 2009, remains in full force and effect, subject to no right of offset, claim or counterclaim.

GUARANTOR
 /s/ Jack J. Walker                                 (L.S.)
Jack J. Walker

[ADDITIONAL ACKNOWLEDGMENT AND AGREEMENT ON FOLLOWING PAGE]

Waiver and Amendment - Aerogrow International

ACKNOWLEDGMENT AND AGREEMENT OF VALIDITY GUARANTORS

The undersigned, Validity Guarantors in respect of the indebtedness of Borrower to Lender, hereby (a) acknowledge receipt of the foregoing Waiver and Third Amendment to Loan and Security Agreement; (b) consent to the terms and execution thereof; (c) acknowledge that the Obligations of Borrower under the Loan Agreement may have increased; (d) reaffirms their obligations to Lender pursuant to the terms of the Validity Agreement to which they are a party; and (e) acknowledge that Lender may amend, restate, extend, renew or otherwise modify the Loan Agreement and any indebtedness or agreement of Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under any Validity Agreement for all of each Borrower’s present and future indebtedness to Lender.

VALIDITY GUARANTORS

By: /s/ Jervis B. Perkins
      Jervis B. Perkins

By:  /s/ H. MacGregor Clarke
     H. MacGregor Clarke

Waiver and Amendment - Aerogrow International